INVESTMENT ADVISORY AGREEMENT

This AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT (this “Agreement”) is made as of this 1st day of November, 2021, as amended and restated as of December 6, 2021, between Allspring Master Trust (the “Trust”), a statutory trust organized under the laws of the State of Delaware with its principal place of business at 525 Market Street, 12th Floor, San Francisco, California 94105 and Allspring Funds Management, LLC (the “Adviser”), a limited liability company organized under the laws of the State of Delaware with its principal place of business at 525 Market Street, 12th Floor, San Francisco, California 94105.

WHEREAS, this Investment Advisory Agreement amends and replaces the agreement dated November 1, 2021 previously entered into by and between the parties;

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end management investment company and is authorized to issue interests (as defined in the Trust’s Declaration of Trust, as amended and supplemented from time to time), in separate series;

WHEREAS, the Adviser is an investment adviser registered with the Securities and Exchange Commission (the “Commission”) as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust desires that the Adviser provide investment advisory services to each series of the Trust listed on Schedule A hereto as such Schedule may be amended or supplemented from time to time by mutual agreement (each a “Fund” and collectively the “Funds”), and the Adviser is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, the Trust and the Adviser agree as follows:

Section 1.  Appointment of the Adviser.  The Trust is engaged in the business of investing and reinvesting its assets in securities of the type and in accordance with the limitations specified in its Declaration of Trust, as amended and supplemented from time to time, By-Laws (if any) and Registration Statement filed with the Commission under the 1940 Act, including any representations made in the prospectus and statement of additional information relating to the Funds contained therein and as may be amended or supplemented from time to time, all in such manner and to such extent as may from time to time be authorized by the Trust’s Board of Trustees (the “Board”).  The Board is authorized to issue any unissued shares in any number of additional classes or series.

The investment authority granted to the Adviser shall include the authority to exercise whatever powers the Trust may possess with respect to any of its assets held by the Funds, including, but not limited to, the power to exercise rights, options, warrants, conversion privileges, redemption privileges, and to tender securities pursuant to a tender offer, and participate in class actions and other legal proceedings on behalf of the Funds.

The Trust hereby appoints the Adviser, subject to the direction and control of the Board, to manage the investment and reinvestment of the assets in the Funds and, without limiting the generality of the foregoing, to provide the other services specified in Section 2 hereof.

Section 2.  Duties of the Adviser.

(a)
The Adviser shall make decisions with respect to all purchases and sales of securities and other investment assets for the Funds.  Among other things, the Adviser shall make all decisions with respect to the allocation of the Funds’ investments in various securities or other assets, in investment styles and, if applicable, in other investment companies or pooled vehicles in which a Fund may invest.  To carry out such decisions, the Adviser is hereby authorized, as agent and attorney-in-fact for the Trust, for the account of, at the risk of and in the name of the Trust, to place orders and issue instructions with respect to those transactions of the Funds.  In all purchases, sales and other transactions in securities for the Funds, the Adviser is authorized to exercise full discretion and act for the Trust in the same manner and with the same force and effect as the Trust might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

(b)
The Adviser will report to the Board at each regular meeting thereof regarding the investment performance of the Funds since the prior report, and will also keep the Board informed of important developments affecting the Trust, each Fund and the Adviser, and on its own initiative will furnish the Board from time to time with such information as the Adviser may believe appropriate, whether concerning the individual companies whose securities are held by a Fund, the industries in which they engage, or the economic, social or political conditions prevailing in each country in which a Fund maintains investments.  The Adviser will also furnish the Board with such statistical and analytical information with respect to securities in the Funds as the Adviser may believe appropriate or as the Board reasonably may request.

The Adviser shall promptly notify the Trust of (i) any changes regarding the Adviser that would impact disclosure in the Trust’s Registration Statement, or (ii) any material violation of any requirement, provision, policy or restriction that the Adviser is required to comply with under Section 6 of this Agreement.  The Adviser shall immediately notify the Trust of any legal process served upon it in connection with its activities hereunder, including any legal process served upon it on behalf of the Funds or the Trust.

(c)
The Adviser may from time to time employ or sub-contract the services to certain persons as the Adviser believes to be appropriate or necessary to assist in the execution of the Adviser’s duties hereunder; provided, however, that the employment or sub-contracting with any such person shall not relieve the Adviser of its responsibilities or liabilities hereunder and provided further that the Adviser shall not have the authority to sub-contract advisory responsibilities without the consent of the Trust.  The cost of performance of such duties will be borne and paid by the Adviser.  No obligation may be imposed on the Trust in any such respect.

The Adviser shall supervise and monitor the activities of its representatives, personnel, sub-contractors, and agents in connection with the execution of its duties and obligations hereunder.  The appropriate personnel of the Adviser will be made available to consult with the Board at reasonable times and upon reasonable notice concerning the business of the Trust.

Section 3.  Delivery of Documents to the Adviser.  The Trust has furnished the Adviser with true, correct and complete copies of the following documents:

(a)
The Declaration of Trust, as in effect on the date hereof;
(b)
The Registration Statement filed with the Commission under the 1940 Act; and
(c)
Written guidelines, policies and procedures adopted by the Trust.

The Trust will furnish the Adviser with all future amendments and supplements to the foregoing as soon as practicable after such documents become available.  The Trust shall furnish the Adviser with any further documents, materials or information that the Adviser may reasonably request in connection with the performance of its duties hereunder.

Section 4.  Delegation of Responsibilities.  The Adviser may carry out any of its obligations under this Agreement by employing, subject to supervision by the Adviser, one or more sub-adviser(s) who are registered as investment advisers pursuant to the Investment Advisers Act of 1940 (“Sub-Advisers”).  Each Sub-Adviser’s employment will be evidenced by a separate written agreement approved by the Board and if required, receiving any other approvals required under the 1940 Act (unless the Commission or its staff has given or issued authorization, relief, guidance, or interpretation dispensing with any such requirement).  The Adviser shall not be liable hereunder for any act or omission of any Sub-Adviser, except for failure to exercise good faith in the employment of the Sub-Adviser and for failure to exercise appropriate supervision of such Sub-Adviser, and as may otherwise be agreed in writing.  The Adviser shall be solely responsible for compensating any Sub-Adviser for services rendered under any Sub-Advisory Agreement.  The Adviser may, from time to time and at any time, terminate any Sub-Advisory Agreement and reassume the responsibilities assigned to such Sub-Adviser with respect to any Fund without obtaining the approval of the shareholders of the Fund.

Section 5.  Control by Board.  Any investment advisory activities undertaken by the Adviser pursuant to this Agreement, as well as any other activities undertaken by the Adviser on behalf of the Funds, shall at all times be subject to the direction and control of the Board.

Section 6.  Compliance with Applicable Requirements.  In carrying out its obligations under this Agreement, the Adviser shall at all times comply with:

(a)
all applicable provisions of the 1940 Act, the Advisers Act and any rules and regulations adopted thereunder;

(b)
the Registration Statement of the Trust, as it may be amended from time to time, filed with the Commission under the 1940 Act;

(c)
the provisions of the Declaration of Trust of the Trust, as it may be amended from time to time;

(d)
the provisions of the Internal Revenue Code of 1986, as amended, applicable to the Trust or the Funds, and any rules and regulations adopted thereunder; and

(e)
any other applicable provisions of state or federal law, and any rules and regulations adopted thereunder.

Section 7.  Proxies. The Adviser shall have responsibility to vote proxies solicited with respect to issuers of securities in which assets of the Funds are invested in accordance with the Trust’s policies on proxy voting.

Section 8.  Broker-Dealer Relationships.  In connection with the purchase and sale of securities for the Funds, the Adviser is responsible for broker-dealer selection and negotiation of brokerage commission rates.  The Adviser’s primary consideration in effecting a security transaction will be to seek the best price and execution.  In selecting a broker-dealer to execute each particular transaction for a Fund, the Adviser will consider among other things:  the best net price available, the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; the value of the expected contribution of the broker-dealer to the Fund on a continuing basis; and any applicable policies and procedures approved by the Board.  Accordingly, the price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.  Subject to such policies as the Board may from time to time determine, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage, research and other services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser with respect to the Fund and to other clients of the Adviser.  The Adviser is further authorized to allocate the orders placed by it on behalf of the Funds to brokers and dealers who also provide brokerage and research services within the meaning of Section 28(e) of the Securities Exchange Act of 1934 and in compliance therewith.  Such allocation shall be in such amounts and proportions as the Adviser shall determine and the Adviser will report on said allocations regularly to the Board, indicating the brokers to whom such allocations have been made and the basis therefore.

Section 9.  Expenses.  All of the ordinary business expenses incurred in the operations of the Funds and the offering of their shares shall be borne by the Funds unless specifically provided otherwise in this Agreement.  The expenses borne by the Trust include, but are not limited to, brokerage commissions, taxes, legal, auditing or governmental fees, the cost of preparing share certificates, custodian, transfer agent and shareholder service agent costs, expense of issue, sale, redemption and repurchase of shares, expenses of registering and qualifying shares for sale, expenses relating to trustees and shareholder meetings, the cost of preparing and distributing reports, notices to Fund shareholders, the fees and other expenses incurred by the Funds in connection with membership in investment company organizations and the cost of making prospectuses and statements of additional information available to the Funds’ shareholders.

The Adviser shall pay its own expenses in connection with the services to be provided by it pursuant to this Agreement and shall, at its own expense, provide its own office space, facilities and equipment.  In addition, the Adviser shall be responsible for reasonable out-of-pocket costs and expenses incurred by the Trust: (a) to amend the Trust’s registration statement or supplement the Fund’s prospectus, and circulate the same, to reflect a change in the personnel of the Adviser responsible for making investment decisions in relation to a Fund; (b) to obtain approval required by the 1940 Act of a new sub-advisory agreement as a result of a “change in control” (as such term in defined in Section 2(a)(9) of the 1940 Act) of the Adviser, if required pursuant to the 1940 Act, or any other applicable statute, law, rule or regulation, as a result of such change; or (c) to meet other legal or regulatory obligations caused by actions of the Adviser.

Section 10.  Compensation.

(a)
As compensation for the investment advisory services provided under this Agreement, the Trust shall pay the Adviser fees, payable monthly, at the annual rates indicated on Schedule A hereto, as such Schedule may be amended or supplemented from time to time;

(b)
Except as provided in the following paragraph, no fee shall be payable hereunder with respect to a Fund during any period in which the Fund invests all (or substantially all) of its investment assets in a single registered, open-end management investment company, or a single separate series thereof, in accordance with Section 12(d)(1)(E) under the 1940 Act (a “Master-Feeder Fund structure”);

(c)
The Adviser shall receive a fee of 0.25% for asset allocation services if a Fund invests some of its investment assets in two or more registered, open-end management investment companies, or separate series thereof, in each case, in accordance with Section 12(d)(1)(G) under the Act, the rules thereunder or an exemptive order issued by the Commission exempting the Fund from the provisions of Section 12(d)(1)(A) under the Act (a “Fund of Funds structure”).

Section 11.  Standard of Care.  The Trust will expect of the Adviser, and the Adviser will give the Trust the benefit of, the Adviser’s best judgment and efforts in rendering its services to the Trust, and the Adviser shall not be liable hereunder for any mistake in judgment.  In the absence of willful misfeasance, bad faith, negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser or any of its officers, directors, employees or agents, the Adviser shall not be subject to liability to the Trust or to any other person for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

Section 12.  Non-Exclusivity. The services of the Adviser to the Funds are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities.  It is understood and agreed that officers or directors of the Adviser may serve as officers and directors of the Trust, and that officers or directors of the Trust may serve as officers or directors of the Adviser, to the extent that such services may be permitted by law, and that the officers and directors of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment advisory companies.

Section 13.  Records.  The Adviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Adviser pursuant to this Agreement required to be prepared and maintained by the Trust pursuant to the rules and regulations of any national, state, or local government entity with jurisdiction over the Trust, including the Commission and the Internal Revenue Service.  The Adviser shall maintain records relating to portfolio transactions and the placing and allocation of brokerage orders, including with respect to orders the Adviser places for the purchase and sale of portfolio securities of the Funds, as are required to be maintained under the 1940 Act as well as such records as the Funds’ administrator reasonably requests to be maintained, including, but not limited to, trade tickets and confirmations for portfolio trades.  All such records shall be maintained in a form acceptable to the Trust and in compliance with the provisions of Rule 31a-1 or any successor rule. The books and records pertaining to the Trust which are in possession of the Adviser shall be the property of the Trust.  The Trust, or the Trust’s authorized representatives, shall have access to such books and records at all times during the Adviser’s normal business hours.  Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by the Adviser to the Trust or the Trust’s authorized representatives.

Section 14.  Term and Approval. This Agreement shall become effective with respect to a Fund for an initial two-year term after being approved in accordance with the requirements of the 1940 Act, and executed by the Adviser and the Trust, and shall thereafter continue from year to year, provided that the continuation of the Agreement is specifically approved in accordance with the requirements of the 1940 Act, which currently requires that the continuation be approved at least annually:

(a)
by the Board, or by the vote of “a majority of the outstanding voting securities” of the Fund (as defined in Section 2(a)(42) of the 1940 Act), and

(b)
by the affirmative vote of a majority of the Trust’s Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of a party to this Agreement (other than as Trustees of the Trust), by votes cast in person at a meeting specifically called for such purpose.

Section 15.  Termination. As required under the 1940 Act, this Agreement may be terminated with respect to a Fund at any time, without the payment of any penalty, by vote of the Board or by vote of a majority of a Fund’s outstanding voting securities, or by the Adviser, on sixty (60) days’ written notice to the other party.  The notice provided for herein may be waived by the party entitled to receipt thereof.  This Agreement shall automatically terminate in the event of its assignment, the term “assignment” for purposes of this paragraph having the meaning defined in Section 2(a)(4) of the 1940 Act, as it may be interpreted by the Commission or its staff in interpretive releases, or by the Commission staff in no-action letters issued under the 1940 Act.

This Agreement may also be terminated immediately by the Trust or the Adviser in the event that either party (i) breaches a material term of this Agreement; or (ii) commits a material violation of any governing law or regulation; or (iii) engages in conduct that would have a material adverse effect upon the reputation or business prospects of such other party.

Section 16.  Indemnification by the Adviser.  The Trust shall not be responsible for, and the Adviser shall indemnify and hold the Trust or any Fund harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to the willful misfeasance, bad faith, negligent acts or reckless disregard of obligations or duties on the part of the Adviser or any of its officers, directors, employees or agents.

Section 17.  Indemnification by the Trust.  In the absence of willful misfeasance, bad faith, negligence or reckless disregard of duties hereunder on the part of the Adviser or any of its officers, directors, employees or agents, the Trust hereby agrees to indemnify and hold harmless the Adviser against all claims, actions, suits or proceedings at law or in equity whether brought by a private party or a governmental department, commission, board, bureau, agency or instrumentality of any kind, arising from the advertising, solicitation, sale, purchase or pledge of securities, whether of the Funds or other securities, undertaken by the Funds, their officers, directors, employees or affiliates, resulting from any violations of the securities laws, rules, regulations, statutes and codes, whether federal or of any state, by the Funds, their officers, directors, employees or affiliates.

Section 18.  Notices.  Each party giving or making any notice, request, demand or other communication (each, a “Notice”) pursuant to this Agreement must give the Notice in writing and use one of the following methods of delivery:  personal delivery, U.S. mail, internationally recognized overnight courier (with all fees prepaid), facsimile or e-mail.  Any party giving a Notice shall address the Notice to the appropriate Person at the receiving party at the address listed below or to another address as designated by a party in a Notice pursuant to this Clause:

If to the Trust:

525 Market Street, 12th Floor
San Francisco, California 94105

If to the Manager:

525 Market Street, 12th Floor
San Francisco, California 94105

Section 19.  Questions of Interpretation.  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such terms or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission, interpretations of the Commission or its staff, or Commission staff no-action letters, issued pursuant to the 1940 Act.  In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified or interpreted by any applicable order or orders of the Commission or any rules or regulations adopted by, or interpretative releases of, the Commission thereunder, such provision will be deemed to incorporate the effect of such order, rule, regulation or interpretative release.  The duties and obligations of the parties under this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware to the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted.

Section 20.  Amendment of this Agreement.  No provision of this Agreement may be amended, changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.  No amendment shall become effective until approved in accordance with applicable requirements under the 1940 Act.

Section 21.  Risk Acknowledgement.  The Adviser does not guarantee the future performance of the Funds or any specific level of performance, the success of any investment decision or strategy that the Adviser may use, or the success of the Adviser’s overall management of the Funds.  The Trust understands that investment decisions made for the Funds by the Adviser are subject to various market, currency, economic and business risks, and that those investment decisions will not always be profitable.  The Adviser will manage only the securities, cash and other investments for which management responsibility is delegated to it and which are held in the Funds’ account(s) and, in making investment decisions for the Funds, the Adviser will not consider any other securities, cash or other investments owned by the Trust.

Section 22. No Third Party Beneficiaries. Nothing in this Agreement shall be deemed to confer on any person other than the parties hereto any benefits, rights, remedies, obligations or liabilities under or by reason of this Agreement. No person shall be deemed to be a third-party beneficiary of this Agreement.

Section 23. Miscellaneous.

(a)
If any term or provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

(b)
This Agreement may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first written above.
ALLSPRING MASTER TRUST,
on behalf of the Funds
By:

Name: Matthew Prasse

Title: Secretary

ALLSPRING FUNDS MANAGEMENT, LLC
By:

Name: Andrew Owen
Title: President and CEO

SCHEDULE A

ALLSPRING FUNDS MANAGEMENT, LLC
INVESTMENT ADVISORY AGREEMENT
FEE SCHEDULE
ALLSPRING MASTER TRUST

Master Trust Portfolios	Advisory Fee (as a % of Average Daily Net Assets)
Allspring Bloomberg US Aggregate ex-Corporate Portfolio	First 5B Next 5B Over 10B	0.05 0.04 0.03
Allspring C&B Large Cap Value Portfolio	First 500M Next 500M Next 1B Next 2B Next 4B Next 4B Next 4B Over 16B	0.65 0.625 0.60 0.575 0.55 0.525 0.50 0.475
Allspring Core Bond Portfolio	First 500M Next 500M Next 2B Next 2B Next 5B Over 10B	0.40 0.375 0.35 0.325 0.30 0.29
Allspring Disciplined International Developed Markets Portfolio	First 1B Next 4B Over 5B	0.25 0.225 0.20
Allspring Disciplined Large Cap Portfolio	First 1B Next 4B Over 5B	0.25 0.225 0.20
Allspring Diversified Large Cap Growth Portfolio	First 500M Next 500M Next 1B Next 2B Next 4B Next 4B Next 4B Over 16B	0.65 0.625 0.60 0.575 0.55 0.525 0.50 0.475
Allspring Emerging Markets Bond Portfolio	First 5B Next 5B Over 10B	0.25 0.23 0.21

Master Trust Portfolios	Advisory Fee (as a % of Average Daily Net Assets)
Allspring Emerging Growth Portfolio	First 500M Next 500M Next 1B Next 1B Next 1B Over 4B	0.80 0.775 0.75 0.725 0.70 0.68
Allspring Factor Enhanced Emerging Markets Equity Portfolio	First 5B Next 5B Over 10B	0.15 0.13 0.11
Allspring Factor Enhanced International Equity Portfolio	First 5B Next 5B Over 10B	0.15 0.13 0.11
Allspring Factor Enhanced U.S. Large Cap Equity Portfolio	First 5B Next 5B Over 10B	0.10 0.08 0.06
Allspring Factor Enhanced U.S. Low Volatility Equity Portfolio[1]	First 5B Next 5B Over 10B	0.10 0.08 0.06
Allspring Factor Enhanced U.S. Small Cap Equity Portfolio	First 5B Next 5B Over 10B	0.15 0.13 0.11
Allspring High Yield Corporate Bond Portfolio	First 5B Next 5B Over 10B	0.25 0.23 0.21
Allspring Investment Grade Corporate Bond Portfolio	First 5B Next 5B Over 10B	0.05 0.04 0.03
Allspring Large Company Value Portfolio	First 1B Next 4B Over 5B	0.35 0.325 0.30
Allspring Managed Fixed Income Portfolio	First 500M Next 500M Next 2B Next 2B Next 5B Over 10B	0.40 0.375 0.35 0.325 0.30 0.29

1  On May 24, 2022 the Board of Trustees of Allspring Master Trust approved the termination of the Allspring Factor Enhanced U.S. Low Volatility Equity Portfolio, effective on or about August 26, 2022.

Master Trust Portfolios	Advisory Fee (as a % of Average Daily Net Assets)
Allspring Real Return Portfolio	First 500M Next 500M Next 2B Next 2B Next 5B Over 10B	0.40 0.375 0.35 0.325 0.30 0.29
Allspring Small Company Growth Portfolio	First 500M Next 500M Next 1B Next 1B Next 1B Over 4B	0.80 0.775 0.75 0.725 0.70 0.68
Allspring Small Company Value Portfolio	First 500M Next 500M Next 1B Next 1B Next 1B Over 4B	0.80 0.775 0.75 0.725 0.70 0.68
Allspring Strategic Retirement Bond Portfolio	First 5B Next 5B Over 10B	0.05 0.04 0.03
Allspring U.S. REIT Portfolio	First 5B Next 5B Over 10B	0.10 0.08 0.06

Schedule A Amended: May 24, 2022

The foregoing fee schedule is agreed to as of May 24, 2022 and shall remain in effect until changed in writing by the parties.
ALLSPRING MASTER TRUST,
on behalf of the Funds
By:

Name: Matthew Prasse

Title: Secretary

ALLSPRING FUNDS MANAGEMENT, LLC
By:

Name: Andrew Owen
Title: President and CEO
11